Exhibit 99.1

Blue Valley Ban Corp. 11935 Riley Overland Park, Kansas 66225-6128	Contact:	NEWS RELEASE Mark A. Fortino Chief Financial Officer (913) 338-1000
For Immediate Release Monday, August 4, 2008
Blue Valley Ban Corp. Reports Second Quarter 2008 Earnings
Overland Park, Kansas, August 4, 2008 – Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced net income of $24,000, or fully-diluted earnings per share (EPS) of $0.01 for the second quarter of 2008, compared to net income of $1.6 million, or $0.64 per share for the same period in 2007. Net income for the six months ended June 30, 2008 was $654,000 or $0.27 per share, compared to $1.6 million or $1.12 per share for the same period in 2007.
“While our earnings the first six months of 2008 are reduced from those of the same period last year, the bank continues to maintain its net interest margin and we believe it will continue to contribute to earnings through the remainder of 2008. Our net interest income has been impacted by the lower interest rate environment as our loans have repriced faster in this falling rate environment than we have been able to reprice our funding liabilities. The provision for loan losses has increased as compared to prior year as a result of the cyclical downturn in the real estate market. We have continued to see growth in both our loan and deposit portfolios and believe the second half of 2008 will be back to a much more normal environment.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the second quarter of 2008, net interest income decreased 11.5% to $6.2 million compared to $7.0 million for the same period in the prior year, primarily due to a lower net interest margin resulting from the decrease in market rates by 325 basis points since the fourth quarter 2007 and the reversal of $188,000 in interest on loans placed on non accrual during the second quarter of 2008. Due to the decrease in market rates, the Company’s loan portfolio has repriced faster than the Company’s funding liabilities thus causing a decrease in the net interest margin. The lower net interest income has been partly offset by an increase in our loan portfolio by $84.5 million, or 15.27%, since June 30, 2007. Provision for loan losses increased to $2.4 million compared to no provision for the same period in the prior year. The increase was a result of the decline in the credit quality of the real estate and construction portfolio due to the continued decline in the real estate market and as a result of the internal loan growth. Noninterest income increased to $2.2 million during this period from $1.8 million in the prior year, an increase of 19.5%. The principal factor driving the increase in non-interest income was gains realized on the sale of available-for-sale securities. Noninterest expense decreased 6.1% to $5.9 million compared to $6.3 million in the prior year period. The decrease was a result of lower salaries and employee benefit expenses in 2008 due to the mortgage division restructure in 2007 and a decrease in expenses related to the bonus plan for 2008.
For the six-month period ending June 30, 2008, net interest income decreased 11.9% to $12.2 million compared to $13.8 million for the same period in 2007, primarily due to a lower net interest margin resulting from the decrease in market rates by 325 basis points since the fourth quarter 2007 and the reversal of $617,000 in interest on loans placed on nonaccrual during 2008. Due to the decrease in market rates, the Company’s loan portfolio has repriced faster than the Company’s funding liabilities thus causing a decrease in the net interest margin. Provision for loan losses increased to $3.3 million compared to $400,000 for the same period in the prior year. The increase was a result of the decline in the credit quality of the real estate and construction portfolio due to the continued decline in the real estate market and as a result of the internal loan growth. Noninterest income increased to $4.3 million during this period from $3.8 million in the prior year, an increase of 13.7%, due to gains realized on the sale of available-for-sale investments during 2008 to provide funding for additional loan growth and to better position the investment portfolio for future changes in interest rates. Noninterest expense decreased 5.9% to $12.1 million compared to $12.9 million in the prior year period. The decrease was a result of lower salaries and employee benefit expenses in 2008 due to the mortgage division restructure in 2007 and a decrease in expenses related to the bonus plan for 2008.
Total assets, loans and deposits at June 30, 2008 were $805.1 million, $638.6 million and $573.4 million, respectively, compared to $738.2 million, $554.1 million and $566.9 million one year earlier, respectively, increases of 9.1%, 15.2%, and 1.1% respectively. As of June 30, 2008, the Bank remained well-capitalized by regulatory standards.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
SECOND QUARTER 2008
CONSOLIDATED FINANCIAL HIGHLIGHTS
(all dollars in thousands, except per share data)
(unaudited)

	2008	2007
Three Months Ended June 30
Net interest income	$6,231	$7,044
Provision for loan losses	2,410	—
Non-interest income	2,158	1,806
Non-interest expense	5,927	6,311
Net income	24	1,560
Net income per share — Basic	0.01	0.65
Net income per share — Diluted	0.01	0.64
Return on average assets	0.01%	0.85%
Return on average equity	0.16%	11.11%

Six Months Ended June 30
Net interest income	$12,170	$13,810
Provision for loan losses	3,310	400
Non-interest income	4,324	3,804
Non-interest expense	12,137	12,895
Net income	654	2,724
Net income per share — Basic	0.27	1.13
Net income per share — Diluted	0.27	1.12
Return on average assets	0.17%	0.76%
Return on average equity	2.21%	9.99%

At June 30
Assets	$805,123	$738,187
Loans	638,589	554,136
Deposits	573,388	566,920
Stockholders’ Equity	59,623	56,887